EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
May 19, 2016

Contact:                          Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES
 AMENDMENT OF SENIOR CREDIT FACILITIES

New York, NY – PVH Corp. [NYSE: PVH] today announced that it has amended its credit facilities and repaid all of its approximately $582 million principal amount of outstanding Term Loan B loans (and terminated the Term Loan B facility) using the proceeds from an incremental Term Loan A borrowing under the amended facilities along with cash on hand.

The amended credit facilities provide for additional covenant flexibility and the transaction will result in overall lower interest expense. The maturity of the Term Loan A facility and the revolving credit facilities has been extended from February 2019 to May 2021. As amended, the facilities provide for a U.S. dollar-denominated Term Loan A facility in a principal amount of approximately $2.35 billion and senior secured revolving credit facilities with availability in an aggregate amount of approximately $710 million (including a U.S. dollar facility and two multi-currency facilities).

With a heritage going back over 130 years, PVH Corp. has excelled at growing brands and businesses with rich American heritages, becoming one of the largest apparel companies in the world. We have over 30,000 associates operating in over 40 countries with over $8 billion in 2015 revenues. We own the iconic Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Speedo*, Warner's and Olga brands and market a variety of goods under these and other nationally and internationally known owned and licensed brands.
*The Speedo brand is licensed for North America and the Caribbean in perpetuity from Speedo International, Ltd.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to interest rates and savings with respect to the Company's credit facilities, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and will have to use a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any statements relating to interest rates and savings, whether as a result of the receipt of new information, future events or otherwise.